                                                                    EXHIBIT 99.1

(SANDERSON FARMS(R) LOGO)   SANDERSON FARMS, INC.
                            GENERAL OFFICES
                            Post Office Box 988 - Laurel, Mississippi 39441-0988
                            Telephone (601) 649-4030 - Facsimile (601) 426-1461

                            CONTACT: MIKE COCKRELL
                                     TREASURER & CHIEF FINANCIAL OFFICER
                                     (601) 649-4030

                          SANDERSON FARMS, INC. REPORTS
                    RESULTS FOR FIRST QUARTER OF FISCAL 2006

LAUREL, Miss. (February 28, 2006) -- Sanderson Farms, Inc. (NASDAQ/NM: SAFM) today reported results for the first fiscal quarter ended January 31, 2006.

     Net sales for the first quarter of fiscal 2006 were $222.1 million compared with $233.3 million for the same period a year ago. For the quarter, the net loss was $8.6 million, or $0.43 per diluted share, compared with net income of $10.0 million, or $0.50 per diluted share, for the first quarter of fiscal 2005.

     The Company's financial statements for the first fiscal quarter ended January 31, 2006, reflect a receivable from the Company's insurance carriers of $12.9 million for property damage, expenses incurred and lost profits resulting from Hurricane Katrina. The Company's total insurance claim through January 31, 2006, for property damage, expenses incurred and lost profits is $26.3 million, net of the applicable deductible of $2,750,000. During the first fiscal quarter, operating income was reduced by incurred but unrecognized lost profits and expenses of approximately $3.0 million. These unrecognized lost profits and expenses were the direct result of the effect of Hurricane Katrina and the Company's efforts to minimize the potential loss from the Hurricane and will be recognized once negotiations with the insurance carriers are complete and the final amounts are determined. The Company intends to seek reimbursement for all of its insured losses, including the unrecognized lost profits and expenses. Negotiations with the Company's insurance carriers are expected to be completed during 2006.

     "The results for the first quarter of fiscal 2006 reflect a difficult market environment," said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. "We experienced significantly lower market prices during our first fiscal quarter when compared to last year's first quarter and when compared with our last quarter. This weakness is primarily related to a precipitous drop in export demand and more sluggish domestic demand compared with a year ago. While these factors are affecting our financial results over the short term, we are confident that Sanderson Farms is well positioned to resume its pattern of profitable growth when market conditions improve."

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Sanderson Farms Reports First-Quarter 2006 Results
Page 2
February 28, 2006


     According to Sanderson, overall market prices for poultry products were significantly lower in the first quarter of 2006 compared with prices a year ago. As measured by a simple average of the Georgia dock price for whole chickens, prices decreased approximately 3.2% in the Company's first fiscal quarter compared with the same period in 2005. Bulk leg quarter prices declined 10.7% during the quarter compared with last year's first quarter. These leg quarter prices reflect weak demand in the export market during the quarter. Boneless breast meat prices during the quarter were approximately 21.2% lower than the prior-year period. Wing prices averaged $0.87 per pound during the first quarter of fiscal 2006, compared with the average of $1.05 per pound during the first quarter of fiscal 2005. At the same time, costs for corn and soybean meal, the Company's primary feed ingredients, increased 2.6% and 14.6%, respectively, compared with the first quarter a year ago.

     "Although market conditions are difficult, we intend to focus our efforts on the aspects of our business we can control, and we remain optimistic about our prospects for fiscal 2006, "added Sanderson. "Our cost structure will be similar to fiscal 2005, and while we expect market conditions to remain challenging through our second fiscal quarter, we believe the longer-term fundamentals of our industry are favorable and that conditions could improve during the second half of fiscal 2006."

     Sanderson Farms will hold a conference call to discuss this press release today, February 28, 2006, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company's Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through March 28, 2006. Those without Internet access or who would rather listen by telephone can call 800-478-6251, access code 3820441.

     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the Nasdaq Stock Market under the symbol SAFM.

     This press release contains forward-looking statements based on management's current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the "Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance" in Item 7 of the Company's 2005 Annual Report on Form 10-K and please refer to the cautionary statement found in Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "General" in
Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company's first quarter ended January 31, 2006.

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Sanderson Farms Reports First-Quarter 2006 Results
Page 3
February 28, 2006


                     SANDERSON FARMS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                             JANUARY 31,   OCTOBER 31,
                                                 2006          2005
                                             -----------   -----------
ASSETS
Current assets:
   Cash and cash equivalents                 $   2,249      $  34,616
   Accounts receivable, net                     41,544         38,833
   Receivable from insurance companies          12,894         14,892
   Inventories                                  89,811         84,713
   Prepaid expenses                             15,825         11,599
                                             ---------      ---------
Total current assets                           162,323        184,653

Property, plant and equipment:
   Land and building                           227,377        212,463
   Machinery and equipment                     303,495        296,449
                                             ---------      ---------
                                               530,872        508,912
Less accumulated depreciation                 (255,761)      (249,586)
                                             ---------      ---------
                                               275,111        259,326
Other assets                                     2,105          1,812
                                             ---------      ---------
Total assets                                 $ 439,539      $ 445,791
                                             =========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                          $  37,790      $  24,468
   Accrued expenses                             28,204         48,148
   Current maturities of long-term debt          4,413          4,406
                                             ---------      ---------
Total current liabilities                       70,407         77,022

Long-term debt, less current maturities         16,373          6,511
Claims payable                                   2,900          2,900
Deferred income taxes                           13,890         13,705
Stockholders' equity                           335,969        345,653
                                             ---------      ---------
Total liabilities and stockholders' equity   $ 439,539      $ 445,791
                                             =========      =========

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Sanderson Farms Reports First-Quarter 2006 Results
Page 4
February 28, 2006


                     SANDERSON FARMS, INC. AND SUBSIDIARIES
                    (In thousands, except per share amounts)

                                          THREE MONTHS ENDED
                                             JANUARY 31,
                                         -------------------
                                           2006       2005
                                         --------   --------
Net sales                                $222,114   $233,290
Costs and expenses:
   Cost of sales                          222,765    203,755
   Selling, general and administrative     13,384     13,027
                                         --------   --------
                                          236,149    216,782
                                         --------   --------
   Operating income (loss)                (14,035)    16,508

Other income (expense):
   Interest income                            124        199
   Interest expense                           (76)      (318)
   Other                                       39          4
                                         --------   --------
                                               87       (115)
                                         --------   --------
Income (loss) before income taxes         (13,948)    16,393
Income tax expense (benefit)               (5,342)     6,352
                                         --------   --------
Net  income (loss)                       $ (8,606)  $ 10,041
                                         ========   ========
Basic earnings (loss) per share          $  (0.43)  $   0.50
                                         ========   ========
Diluted earnings (loss) per share        $  (0.43)  $   0.50
                                         ========   ========
Dividends per share                      $   0.12   $   0.10
                                         ========   ========
Weighted average shares outstanding:
   Basic                                   20,064     19,962
                                         ========   ========
   Diluted                                 20,064     20,115
                                         ========   ========

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